EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 filed on October 30, 2001 of Wild Oats Markets, Inc. pertaining to the Wild Oats Markets, Inc. 2001 Non-Officer/Non-Director Stock Option Plan of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, included in the Annual Report (Form 10-K/A) dated August 14, 2001.

Ernst & Young LLP

San Antonio, Texas

October 26, 2001